October 6, 2011

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:   Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
        (541) 385-6205
        Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
        (541) 617-3526

CASCADE BANCORP NAMES TERRY E. ZINK CHIEF EXECUTIVE OFFICER

Current CEO Moss Intent to Retire in 2012 Previously Announced

BEND, OR – October 6, 2011 – Cascade Bancorp (NASDAQ: CACB) (“Bancorp”) and Bank of the Cascades (the “Bank”), a wholly-owned subsidiary of Bancorp (collectively, “the Company” or “Cascade”) announced today that it has named Terry E. Zink Chief Executive Officer effective January 1, 2012 subject to regulatory approval.

Zink most recently served as President and Chief Executive Officer of Fifth Third Bank Chicago, an affiliate of the Fifth Third Bancorp network.  He was also responsible for the oversight of the other 18 affiliates within the Bank network and the strategic oversight of the Retail and Small Business Banking lines.  Prior to joining Fifth Third Bank, Zink served nearly 17 years with Wells Fargo & Company in several senior management positions in California and Arizona.

As President and Chief Executive Officer of Fifth Third Bank Chicago, Zink managed the Bank’s strategic growth throughout Chicago and Northern Indiana.  This role included overseeing operations of approximately 1,900 employees, 190 branches, and more than $12 billion in assets. His experience also includes oversight of commercial and retail banking, small business, mortgage and private banking.

Throughout his career Zink has maintained a commitment to supporting the development of strong communities. In support of this commitment, he has been instrumental in implementing banking programs designed to make a positive impact on the people and neighborhoods they serve.

Zink’s acceptance of the Chief Executive Officer position concludes an extensive nationwide search to succeed Patricia L. Moss, the Company’s current Chief Executive Officer. Moss announced in July 2011 her intent to retire in July 2012.  After Zink assumes the responsibilities of Chief Executive Officer, Moss will continue to serve on the Company’s Board of Directors, will remain active in the community and will assist Zink in providing a smooth transition period for customers, shareholders and employees until her retirement.

Cascade Bancorp Chairman Gary Hoffman commented, “We are very pleased to have Terry Zink join our company in this leadership role. His experience, strengths and expertise will provide valued leadership as we continue to grow our company while responding to financial needs and opportunities in our markets.” Hoffman continued, “We remain very appreciative of Patricia Moss’s leadership as CEO for the past thirteen years and recognize her achievements and contribution on behalf of Bank of the Cascades. Additionally, we are pleased she will be available to work together with Mr. Zink until her retirement date to ensure a successful transition.”

Zink earned his Bachelor of Arts degree in business management from Saint Mary’s College of California in Moraga, California. His long history of community commitment and involvement have most recently included Chairman of the Metro Chicago Heart Walk (American Heart Association),  Board of Trustees for Adler Planetarium and Advocate Charitable Foundation, as well as the Board of Directors of Chicago Chamber of Commerce.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact.  When used in this report, the word "expects," "believes," "anticipates,” “could,” “may,” “will,” “should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Certain risks and uncertainties and the Company’s success in managing such risks and uncertainties could cause actual results to differ materially from those projected, including among others, the risk factors described in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the year ended December 31, 2010, as well as the following factors: we continue to operate under the regulatory order with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), and the written agreement entered into with the Federal Reserve Bank and DFCS, which restricts our ability to take certain actions; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company’s SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition.

These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof.  Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

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